UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

WisdomTree, Inc.
(Name of Registrant as Specified In Its Charter)

ETFS Capital Limited Graham Tuckwell BRUCE AUST TONIA PANKOPF
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ETFS Capital Limited, together with the other participants named herein (collectively, “ETFS Capital”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the “Annual Meeting”) of WisdomTree, Inc., a Delaware corporation (the “Company”).

Item 1: On May 19, 2023, ETFS Capital issued the following press release, which included a link to materials previously filed with the SEC:

ETFS Capital Publishes Presentation Outlining Clear Need for Change at WisdomTree

Details WisdomTree Board’s Continuing Failures After Years of Weak Execution, Poor Corporate Governance and Dismal Capital Allocation

ETFS Capital’s Nominees Will Bring Desperately Needed Corporate Governance, Capital Allocation and Operational Expertise and ETF Experience to the Board

Full Presentation Available at www.WiseUpWT.com

Urges WisdomTree Stockholders to Vote the GOLD Proxy Card TODAY “FOR” ETFS Capital’s Highly Qualified Nominees

NEW YORK, May 19, 2023 -- ETFS Capital Limited (“ETFS Capital”), the largest combined owner of common stock, $0.01 par value (the “Common Stock”), and Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) of WisdomTree, Inc. (“WisdomTree” or the “Company”) (NYSE: WT), with ownership of approximately 10.2% of the outstanding Common Stock, which together with its Series A Preferred Stock would represent approximately 18.3% of the Company’s outstanding Common Stock on an as-converted basis, published a presentation detailing the clear case for change at WisdomTree to help protect and enhance long-term stockholder value.

ETFS Capital’s investor presentation can be found here www.WiseUpWT.com.

The investor presentation highlights:

•	$1.4 billion of stockholder value which was destroyed under the oversight of WisdomTree’s entrenched and unaccountable board of directors (the “Board”)[1], who have repeatedly failed to execute on the massive scalable opportunity in ETF issuance.

•	The Board has offered no credible plan to create stockholder value and to date has been unable to translate record growth in AUM and net inflows into comparable gains in revenue growth and operating margin – the real value drivers.

1 Source: FactSet, Company filings. Estimated as the change in total Market Value of WisdomTree stock from the end of 2017 ($1.7 billion) to the nomination date (April 12, 23) ($933 million) plus the consideration paid for ETF Securities ($611m) plus small & medium investments ($47m).

•	In our view, the Company’s corporate governance is abysmal and has led to the Company’s substantial pay-for-performance disconnect. For instance, CEO Steinberg has accumulated over $20m in compensation over the last five years all while presiding over the destruction of approximately $921 million in stockholder value during the same period.[2]

•	The Board consists of a majority of directors with no relevant industry experience, which explains the Company’s repeated failure to launch new successful products.

•	Against a backdrop of a history of poor capital allocation and failed investments, management’s desire to transform the Company from an ETF issuer to a consumer-focused DeFi business – through WT Prime – seems a wildly ambitious and unrealistic quest.

•	ETFS Capital’s three highly qualified nominees, Bruce Aust, Tonia Pankopf, and Graham Tuckwell, will bring desperately needed corporate governance, capital allocation and operational expertise and ETF experience to the Board.

A copy of ETFS Capital’s investor presentation, letters to stockholders, definitive proxy statement, and information on how to vote for ETFS Capital’s three director candidates on the GOLD proxy card or GOLD voting instruction form, are available at www.WiseUpWT.com

Stockholders who have questions, require assistance in voting their GOLD universal proxy card, or need additional copies of ETFS Capital’s proxy materials, are encouraged to contact Okapi Partners at (877) 629-6356 or info@okapipartners.com.

About ETFS Capital Limited

ETFS Capital is a London-based strategic investment company focused on growth opportunities across the ETF ecosystem. As part of its investment process, ETFS Capital receives and analyses many dozens of business ideas and proposals within the ETF ecosphere each year and conducts in-depth technical and commercial due diligence on the companies where it chooses to deploy capital. Thereafter it engages in a hands-on approach, as a partner to management teams and Boards bringing its unparalleled industry-specific expertise for the benefit of those companies.

Investor Contact:

ETFS Capital:

Martyn James
+44 (0) 207-509-0674

or

+1 347 566 8291
campaign@etfscapital.com

2 Source: FactSet. Company Filings. Estimated as the change in total Market Value of WisdomTree stock from the end of 2017 ($1.7 billion) to the end of 2022 ($798.5 million). Total CEO reported pay for years 2018 – 2022.

Okapi Partners:

Bruce Goldfarb / Chuck Garske
(212) 297-0720 or (877) 629-6356
info@okapipartners.com

Media Contact:

Dan Gagnier / Riyaz Lalani
+1-646-569-5897
ETFS@gagnierfc.com

Item 2: On May 19, 2023, ETFS Capital posted the following material to WiseUpWT.com: